Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 SOUTH YALE AVENUE, SUITE 300
TULSA, OKLAHOMA 74136

Phone 918-481-1440	Fax 918-481-1473
AMERICAN NATURAL ENERGY CORPORATION
ANNOUNCES RETURN TO TRADING
Tulsa, Oklahoma, November 14, 2008 – American Natural Energy Corporation (the “Company”) (TSX Venture: ANR.U) is pleased to announce that, effective at the opening day, November 17, 2008, the common shares of the Company are scheduled to be reinstated to trading on the TSX Venture Exchange (the “Exchange”). The Company’s common shares were suspended from trading on the Exchange on July 25, 2007 as a result of a cease trade order issued by the British Columbia Securities Commission, and subsequent cease trade orders issued in Alberta, Manitoba, Ontario and Quebec, for failure to timely file financial statements for the fiscal year ended December 31, 2006.
As announced in the Company’s news release of October 30, 2008, the cease trade orders were revoked on October 29, 2008. The Company has filed all annual and interim financial statements and related management’s discussion and analysis, and its continuous disclosure filings are up-to-date. As part of seeking revocation of the cease trade orders, the Company filed an amended Form 51-101F1 and amended Form 51-101F3, pursuant to National Instrument 51-101 Standards of Disclosure for Oil And Gas Activities, under the Company’s profile on SEDAR at www.sedar.com.
Recent Business of the Company
The Company’s exploration and development of its Bayou Couba oil and gas leases in St. Charles Parish, Louisiana have continued to move forward and were unaffected by the cease trade orders.
On October 19, 2005, the Company executed an exploration and development agreement (the “Agreement”) with Dune Energy, Inc., which provided for the creation of an area of mutual interest in St. Charles Parish, Louisiana, covering an area of approximately 31,367 acres. On June 26, 2007, Dune Energy paid the Company the sum of $3 million to increase its participation to 75% of the Company’s interest under the Agreement, excluding the area of the Company’s Bayou Couba lease in which the Company retains a 50% interest. On September 1, 2007, Dune

Energy was elected successor operator under the Agreement and paid the Company an additional $500,000, which was used by reduce existing obligations of the Company.
During 2007 and to date in 2008, the Company has participated in an expanded 255 square mile 3D seismic survey and evaluation with ExxonMobil of which the Company received an exclusive license covering 60 square miles which includes its Bayou Couba joint development area. The interpretation of the seismic survey has been ongoing and has produced numerous exploration and development prospects.
The Company plans to seek industry participation in the development of its interests in its oil and natural gas properties, and debt or equity financing to reduce its current liabilities. Additional information about the Company can be found under its profile on SEDAR at www.sedar.com.
Board of Directors
There has been no change in the board of directors of the Company since the cease trade orders were issued.
The board of directors consists of Michael K. Paulk, the President and Chief Executive Officer, Steven P. Ensz, the Vice-President, Finance, Chief Financial Officer and Secretary, and two independent directors, Brian E. Bayley and John K. Campbell. In connection with the Company’s debenture financing in 2003, the holders of such debentures are entitled to designate two additional persons to serve as directors. At present, such director positions remain vacant.
Michael Paulk was elected as a director, and appointed the President and Chief Executive Officer of the Company in July of 2001. From October 1994 to January 2001, when it was sold to Chesapeake Energy Corporation, Mr. Paulk was the President and a director of Gothic Energy Corporation, which during his tenure was engaged in the acquisition, development, exploration and production of natural gas and oil. Mr. Paulk has been involved in the oil and gas industry for more than thirty years.
Steven Ensz has been Vice-President, Finance, Chief Financial Officer and Secretary of the Company since July of 2001. He is a certified public accountant and is responsible for all of the Company’s financial disclosure and reporting. From March of 1998 to January of 2001, he held a similar position with Gothic Energy Corporation, and from July 1991 to February 1998, he was Vice-President, Finance of Anglo-Suisse, Inc., an oil and natural gas exploration and producing company. Mr. Ensz has held various positions within the energy industry, including President of Waterford Energy, an independent oil and gas producer, for more than 25 years.
Brian E. Bayley was elected a director of the Company on June 1, 2001. Mr. Bayley has been the co-chair of Quest Capital Corp. since January 1, 2008, prior to which he was the President and Chief Executive Officer from June 2003 to January 1, 2008 and the Chief Executive Officer from June, 2003 to March 17, 2008. Quest Capital Corp. is a mortgage investment corporation whose shares are listed on the Toronto Stock Exchange, and provides financial services to small and mid-cap companies operating primarily in North America. Mr. Bayley currently serves as a director or officer of numerous other public companies, none of which is a reporting issuer under U.S. securities laws, including Esperanza Silver Corp. and PetroFalcon Corporation. Mr. Bayley is also a director of TransAtlantic Petroleum (USA) Corp., which also provided financing to the Company, and purchased $3.0 million principal amount of the Company’s 8% convertible secured debentures, in 2003.
John K. Campbell has been a director of the Company since April of 2000, and was the President of Gothic Energy Corporation from April 2000 to July 2001. Mr. Campbell recently retired as the President of TransAmerica Industries Ltd., a position he had held since 1986.
Share Capital
The Company is authorized to issue 250,000,000 common shares, of which 52,997,673 common shares are currently issued and outstanding.
The Company is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information, please contact Michael Paulk at 918-481-1440, or Steven P. Ensz at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements (including within the meaning of the US Private Securities Litigation Reform Act of 1995), including statements regarding the plans, intentions, beliefs and current expectations of the Company, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of the Company’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect the Company and its future prospects. The Company’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in the Company’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the SEC’s website at http://www.sec.gov.